Exhibit 10.1(a)

FIRST AMENDMENT TO THE EXECUTIVE EMPLOYMENT AGREEMENT BETWEEN BANK RHODE ISLAND, BANCORP RHODE ISLAND, INC. and MERRILL W. SHERMAN

      THIS First Amendment to the Executive Employment Agreement (this "First Amendment"), dated as of March 6, 2008 is by and between Bank Rhode Island (the "Bank"), Bancorp Rhode Island, Inc. (the "Company") and Merrill W. Sherman (the "Executive").

WHEREAS, the Bank, the Company and the Executive are parties to that certain Executive Employment Agreement dated as of February 20, 2007 (the "Employment Agreement"); and

WHEREAS, the Executive is presently employed by the Bank and Company pursuant to the terms of the Employment Agreement; and

WHEREAS, the Bank, the Company, and the Executive now wish to amend the Employment Agreement to comply with the provisions of Section 409A of the Internal Revenue Code.

      NOW, THEREFORE, effective February 20, 2007, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Section 2.1 of the Employment Agreement is amended to read as follows:

      "2.1  Severance Benefit. (a) In the event of a termination of Executive's employment by the Bank or the Company without Cause (as such term is defined in Section 3.5) at any time, or in the event of termination of Executive's employment by her for Good Reason, the Bank will pay to Executive within 30 days of the date of such termination or expiration, in lump sum, any base salary and bonus previously awarded on account of services performed prior to the Executive's termination of employment which have not been previously paid plus a severance payment equal to 2.99 times the sum of (i) Executive's annual base salary then in effect and (ii) an amount equal to the average executive cash bonus earned by Executive with respect to the two (2) full fiscal years immediately preceding the year in which termination occurs (the "Severance Benefit"); provided, however, that notwithstanding anything to the contrary in this Agreement, if Executive is determined by the Company to be a "specified employee" within the meaning of Code Section 409A(a)(2)(B)(i) at the time of her separation from service with the Company or the Bank, the Bank shall pay to Executive the Severance Benefit in a lump sum in cash on the earlier of (i) the first business day that is six (6) months and one day following the date of


Executive's "separation from service" (as such term is defined by Code Section 409A and the regulations promulgated thereunder), or (ii) the date of Executive's death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). In the event of any delay in the payment date as set forth in the preceding sentence, the Bank will increase the payment to reflect the deferred payment date by adding thereto an amount equal to the product of the Severance Benefit multiplied by the Interest Factor (as defined herein). For purposes of this Agreement the "Interest Factor" shall mean the product of the six-month Certificate of Deposit annualized yield rate as offered by the Bank for the date on which a payment would have been made but for the delay required under this Section 2.1 or Section 3.6 multiplied by a fraction, the numerator of which is the number of days by which such payment was delayed and the denominator of which is 365.

      (b)  The Bank shall continue to pay for all medical, dental and life insurance coverage provided on the date of termination for the thirty-six (36) month period commencing on the date of termination of employment (the "Severance Period"). In the event that any medical, dental and life insurance benefit continued by the Company or the Bank during the Severance Period are taxable to Executive and Executive is determined by the Company to be a "specified employee" within the meaning of Code Section 409A(a)(2)(B)(i) at the time of Executive's separation from service with the Company or the Bank, then, with the exception of medical insurance benefits, the value of the aggregate amount of such taxable benefits provided to Executive pursuant to this Section 2.1 during the six (6) month period following the date of Executive's separation from service shall be limited to the amount specified by Internal Revenue Code §402(g)(1)(B) for the year of the date of Executive's separation from service. Executive shall pay the cost of any benefits that exceed the amount specified in the prior sentence during the six (6) month period following the date of termination, and shall be reimbursed by the Company or the Bank on the first business day that is six (6) months and one day following the date of Executive's separation from service. Any payment by the Company or the Bank for any such taxable insurance or benefits after the expiration of six (6) months following Executive's separation from service shall equal the cost of such insurance or benefit, shall be paid on a monthly basis and shall comply with the requirement that deferred compensation be paid on a specific date or pursuant to a fixed schedule, which requires that (1) the amount of benefits or reimbursements provided during one calendar year shall not affect the amount of benefits or reimbursements provided during any other calendar year, (2) the reimbursement of any eligible expense shall be made no later than the last day of the calendar year following the year in which the expense was incurred, and (3) the right to reimbursement or benefits hereunder is not subject to liquidation or exchange for another benefit.

(c) The Bank shall continue to provide Executive with the same automobile then being used by Executive in accordance with the provisions of


Section 1.4(b) of this Agreement for the Severance Period (at the expense of the Bank) and, at any time during or within thirty (30) days of the expiration of the Severance Period, Executive shall have the right and option, on written notice to the Bank, to purchase such automobile for a purchase price equal to 90% of the wholesale value as established by the National Automobile Dealers Association Official Used Car Guide published in the year of such notice.

      (d)  Notwithstanding any provision of any option agreement governing options to purchase common stock of the Company granted to Executive ("Options"), any such Options which are exercisable by Executive on the date of termination shall not terminate until the earlier of (y) the expiration of the Severance Period or (z) the expiration of the original maximum term of such Options and such Options as extended are herein referred to as "Extended Options".

      (e)  Any Severance Benefit paid under this Section 2.1 shall be credited against any amounts due Executive under Section 3 as a result of a Change in Control. The Bank shall have no obligation to pay the Severance Benefit to Executive in the event her employment is terminated with Cause by the Bank or the Company or voluntarily by Executive without Good Reason prior to a Change in Control."

2. Section 3.4(c) is amended to read as follows:

      "(c)  Termination of this Agreement and Executive's employment with the Company and Bank by reason of Executive's disability pursuant to Section 1.8, prior to the first anniversary of the Takeover Transaction or such Change in Control; or"

3. Section 3.6 of the Employment Agreement is amended to read as follows:

      "3.6  Payment in Connection with Terminating Event. (a) If a Terminating Event occurs within one (1) year after a Change in Control (which one year period shall be calculated from the effective date of the Takeover Transaction if the Terminating Event occurs after a Takeover Transaction), the Bank will pay to Executive (i) an amount equal to any base salary and bonus earned on account of services performed prior to the Terminating Event which have not been previously paid and Executive's pro-rated bonus to the date of the Terminating Event under the Bank's Cash Incentive Plan, or any successor plan, based on the "Target Bonus" for the year in which the Terminating Event occurs (the "Past Service Amount") plus (ii) an amount (the "Severance Payment") equal to 2.99 times the sum of (1) the annual base salary in effect at the time of the Change in Control plus (2) the amount of Executive's "Target Bonus" for the year in which the Change in Control occurs, which Past Service Amount and Severance Payment shall be payable in one lump sum within 30 days of the date of termination of employment, or if such Change in Control is governed by clause


(ii) of Section 3.2 and the Terminating Event occurs prior to entering into a definitive agreement, upon the entering into of a definitive agreement by the Company; provided, however, that notwithstanding anything to the contrary in this Agreement, if Executive is determined by the Company to be a "specified employee" within the meaning of Code Section 409A(a)(2)(B)(i) at the time of her separation from service with the Company or the Bank, the Bank shall pay to Executive the Severance Payment in a lump sum in cash on the earlier of (A) the first business day that is six (6) months and one day following the date of Executive's "separation from service" (as such term is defined by Code Section 409A and the regulations promulgated thereunder), or (B) the date of Executive's death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). In the event of any delay in the payment date as set forth in the preceding sentence, the Bank will increase the payment to reflect the deferred payment date by adding thereto an amount equal to the product of the Severance Payment multiplied by the Interest Factor.

      (b)  During the Severance Period (which, for purposes of Section 3 shall be deemed to commence on the date of a Terminating Event), Executive shall be entitled to receive continuing medical, dental and life insurance benefits as provided by the Bank prior to the Terminating Event. In the event that any medical, dental and life insurance benefit continued by the Company or the Bank during the Severance Period are taxable to Executive and Executive is determined by the Company to be a "specified employee" within the meaning of Code Section 409A(a)(2)(B)(i) at the time of Executive's separation from service with the Company or the Bank, then, with the exception of medical insurance benefits, the value of the aggregate amount of such taxable benefits provided to Executive pursuant to this Section 3.6 during the six (6) month period following the date of Executive's separation from service shall be limited to the amount specified by Internal Revenue Code §402(g)(1)(B) for the year of the date of Executive's separation from service. Executive shall pay the cost of any benefits that exceed the amount specified in the prior sentence during the six month period following the date of termination, and shall be reimbursed by the Company or the Bank on the first business day that is six (6) months and one day following the date of Executive's separation from service. Any payment by the Company or the Bank for any such taxable insurance or benefits after the expiration of six (6) months following Executive's separation from service shall equal the cost of such insurance or benefit, shall be paid on a monthly basis and shall comply with the requirement that deferred compensation be paid on a specific date or pursuant to a fixed schedule, which requires that (1) the amount of benefits or reimbursements provided during one calendar year shall not affect the amount of benefits or reimbursements provided during any other calendar year, (2) the reimbursement of any eligible expense shall be made no later than the last day of the calendar year following the year in which the expense was incurred, and (3) the right to reimbursement or benefits hereunder is not subject to liquidation or exchange for another benefit.


      (c)  During the Severance Period (which, for purposes of Section 3 shall be deemed to commence on the date of a Terminating Event), the Bank shall continue to provide Executive with the same automobile then being used by Executive in accordance with the provisions of Section 1.4(b) of this Agreement and, at any time during or within thirty (30) days of the expiration of the Severance Period, Executive shall have the right and option, on written notice to the Bank, to purchase such automobile for a purchase price equal to 90% of the wholesale value as established by the National Automobile Dealers Association Official Used Car Guide published in the year of such notice.

      (d)  Options held by Executive shall become Extended Options, all as more specifically set forth in Section 2.1 hereof, provided, however, that any unvested Options held by Executive shall accelerate and become vested upon a Change in Control pursuant to Section 1.4(a).

      (e)  The Bank, at its expense, shall provide Executive with an office and the exclusive use of an executive assistant for a period of twelve (12) months following a Terminating Event defined in subsection (a) or (b) of Section 3.4 hereof.

      (f)  No Past Service Amount or Severance Payment will be paid to Executive under Section 3 if her employment with the Company and the Bank terminates for any reason prior to a Change in Control, or if her employment with the Company and the Bank terminates after a Change in Control but such termination or resignation is not a Terminating Event. In addition, no Past Service Amount or Severance Payment will be paid to Executive under Section 3.6 of this Agreement with respect to a Terminating Event which occurs more than one year after a Change in Control (which one year period shall be calculated from the effective date of the Takeover Transaction if the Terminating Event occurs after a Takeover Transaction). Notwithstanding the foregoing, if a Change of Control resulting from a Takeover Transaction as described in Section 3.2(ii) occurs and Executive is terminated without Cause prior to the closing of the Takeover Transaction under circumstances where a Severance Benefit under Section 2.1 would be payable, Executive shall be entitled to receive the Past Service Amount and a Severance Payment calculated under this Section 3.6 and any payments previously made under Section 2.1 shall be credited against the Company's or the Bank's obligation under this Section 3.6."

4. Section 4.6 of the Employment Agreement is amended to read as follows:

      "4.6  Legal Fees. Upon submission of appropriate statements or documentation, the Company and the Bank jointly and severally agree to reimburse Executive for reasonable legal fees actually incurred by her in connection with the negotiation, review and enforcement of the terms of this Agreement, provided, however, that neither the Company nor the Bank shall be


obligated to reimburse Executive for any legal fees or expenses incurred by her in connection with the Company's or the Bank's enforcement of the terms of this Agreement or in connection with any arbitration or litigation in which the Company or the Bank is the prevailing party. Reimbursement of legal fees or expenses incurred by Executive shall be made no later than the last day of the calendar year following the year in which the expense was incurred, the amount of reimbursement provided during one calendar year shall not affect the amount of reimbursement provided during any other calendar year, and the right to reimbursement hereunder is not subject to liquidation or exchange for another benefit."

      5.   Upon and after the date of this First Amendment, all references to the Employment Agreement shall mean the Employment Agreement as amended by this First Amendment. Except as expressly provided in this First Amendment, the execution and delivery of this First Amendment does not and will not amend, modify or supplement any provision of the Employment Agreement, as amended, and, except as specifically provided in this First Amendment, the Employment Agreement, as amended, shall remain in full force and effect.

6. This First Amendment shall be construed according to and governed by the laws of the State of Rhode Island without reference to its conflicts of laws rules.

      7.   If any provision of this First Amendment is adjudicated to be invalid, illegal or unenforceable, in whole or in part, it will be deemed omitted to that extent and all other provisions of this First Amendment will remain in full force and effect.

8. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

      9.   This First Amendment may be executed in one or more counterparts (which may include signature pages delivered by facsimile or other electronic means), each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

[Remainder of page intentionally left blank]


IN WITNESS WHEREOF, the undersigned have executed this First Amendment on the date set forth above.

BANCORP RHODE ISLAND, INC.

By:	s/ John R. Berger

John R. Berger, Compensation Committee Chairman

By:	s/ Malcolm G. Chace

Malcolm G. Chace, Chairman of the Board

BANK RHODE ISLAND

By:	s/ John R. Berger

John R. Berger, Compensation Committee Chairman

By:	s/ Malcolm G. Chace

Malcolm G. Chace, Chairman of the Board

EXECUTIVE

s/ Merrill W. Sherman

Merrill W. Sherman
